Exhibit 10.3

Amended Description of

Employment Arrangement with Christine M. McCarthy

Christine M. McCarthy is employed as Executive Vice President, Corporate Finance and Real Estate, and Treasurer, on an at will basis. Effective April 1, 2007, she receives an annual salary of $550,000 and is eligible to receive an annual bonus under the Company’s Management Incentive Bonus Program approved by the Compensation Committee of the Board on September 19, 2004. In addition, as an executive officer of the Company, her bonus awards for fiscal years 2006 and beyond are subject to compliance with certain financial test(s) pursuant to the Company’s Amended and Restated 2002 Executive Performance Plan. Ms. McCarthy is also eligible to receive equity awards pursuant to the Registrant’s stock incentive plans, including the Amended and Restated 2005 Stock Incentive Plan, and awards under such plans will be made pursuant to the forms of agreement previously filed by the Registrant or pursuant to such forms as may hereafter be filed from time to time. Certain of these awards may also be subject to financial test(s) under the Amended and Restated 2002 Executive Performance Plan. Ms. McCarthy is also eligible for the perquisites and other benefits generally available to all employees having a title of Vice President or above, as well as $1 million of excess liability coverage.